EXHIBIT 10.6

                               EMPLOYMENT CONTRACT

THIS ACREEMENT made and entered in to this 2nd day of January, 2001 between Equity Technologies & Resources, Inc. a Delaware corporation, its successors and assigns with its principal place of business at 1050 Chinoe Road, Suite 304 Lexingon, Kentucky 40502 (hereinafter referred to as Corporation) and James Kemper Millard of Lexington, Fayette County, Kentucky (hereinafter referred to as "Employee"):

     WHEREAS. Employee is the Vice-President for Strategy and Development of the Corporation and is responsible for developing the busincss of said Corporation; and,

     WHEREAS. Corporation believes that the future services of the Employee will be of great value to the Corporation; and,

     WHEREAS. Employee is willing to continue in the employ of thc Corporation for two (2) years, subject to renewal of this Contract at the option of the Employee; and,

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of all of which is acknowledged, the parties have agreed as follows:

|.   Duties During Employment  Period.  The Corporation  hereby employs Employee uro). and Employee agrees to serve the Corporation as Vice-President for Strategy and Development during the period beginning January 2, 2001. and ending December 3l, 2003. Employee shall devote such time, attention and energies to the business of the Corporation as shall be reasonably necessary to discharge his duties under this Agreement. Emploryee shall carry out such executive services and duties as shall be assigned to him from tine to time by the officers of the corporation, provided such services and duties do not impose time demands on Employee which are unreasonable, burdensome, and provided further, that only for purposes of determining whether there has been a violation under paragraph 7 below. Employee shall not be expected to perform duties substantially different from thoes performed by Employee prior to the date hereof.

2. Restriction on Competition. Employee agrees that during the term of his employment he will not, unless acting the prior written consent of the Corporation, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected as an officer, employee partner with any business engaged in the same business of the Corporation. The Employee agrees that the remedy at law for any breach of the foregoing will be inadequate and that the Corporation shall be entitled to temporary and permanent injunctive relief without the necesity of proving actual damage to the Corporation.

3. Compensation. The Corporation shall pay to Employee and Emplo]ee shall accept from the Corporation, for his serviccs dunng the Emplolment Period, compensation at the minimum rate of $l20,000.00 per annum until C-Shell Corporation LLC becomes profitable and able to pay Employees salary of $30,000.00 per annum aftcr which the compensation from the Corporation shall be $90,000.00 per annum which shall be payable in equal installmcnts no less than monthly.

4. Benefits. In addition to the payments required hereunder, Corporation shall pay Employee premiums (family) for major medical insurance, provide a term life insurance policy in such sum as is agreed upon by the parties hereto, not to exceed Onc Million Dollars, and provide Employee with a retirement plan. Employee shall be covered by thc stock option plan of the Corporation.


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5    Disclosure of  Information.  Employee shall not during or for two (2) years after the term of his employment, disclose information regarding the shareholders of the Corporation, customers, sales arrangemcnts, or other
     proprietary   Infonnation  of  the   Corporatron   to  any  person,   firm,
     corporatlon, association, or othcr entiy for any reason or purpose whatsoever, accept as such disclosurc may necessary or required in the ordinary course of business or in order to provide information to service
     agencies,.  accountants,   attorneys,.  or  othcr  consultant  retained  or
     employed by thc Corporation.

6. Expenses. During thc Employment Period, the Employee is authorized to incur resonable expenses for promoting the busincss of thc Corporation, including expenses for entertainment, travel (whether local or othcrwise) and similar items. Thc Corporation will rcimburse thc Emplovcc for all such cxpcnses upon the presentation by the Employee of an itcmized account of such expenditures in accordance with the Corporation's policy in effect from time to time.

7. Physical Disability. If by reason of illness or incapacity the Employee is unable fully to perfom his duties during the Employment Period, his compensation shall be continued without modification for thc term of this Agreement.

8. Termination. In the event the Board of Directors determines thc Employee is in violation of Paragraphs l, 2, or 5 of this Agreement, it shall inform the Employee of thc violation by written notice. If. after 30 days of receipt of the notice by Employee, the Board of Directors and the employee are not in agreement that the violation, if any, no longer exists, then the controversy shall, at the option of the Board of Directors be made the subject of an arbitration pursuant to paragraph 10 of this Agreement. If the award of arbitration is against the Employee, his employment is terminated. In the event the Employee terminates this Agreemcnt before its expiration, the Corporation shall only be obligated to pay the Employee compcnsation to the date of tcrmination. the Employee agrees that after such termination hc will continue to comply with paragraphs 2 and 5 of this Agreement.

9. Death During Employment. If Employee dies during thc term of this Agreement, the Corporation shall pay to the estate of the Employee the balance of the compensation which would othcrwise be payable to the employeer through the term of this Agreement.

10. Fringe Benefits. During the Employment Pcriod Employee shall be entitled to any benefits in effect from time to time which the Corporation provides to officers, othcr than the President which fringe benefits are not covered in paragraph 4 of this Agreement.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement of thc breach thereof shall be settled by arbitration to be held in Lexington, Kentucky, in accordance with the commercial rules then obtaining of the American Arbitration Association and the judgement upon the award rendered may be entered in any court of competent jurisdiction.

12. Notices. Any notices rcquired or permitted to be given under this Agreement shall be sufficient if in writing and if sent by Certified Mail to the residence of the Employee or to the principal office of thc Corporation.

13. Waiver or Breach. The waiver of a breach of any provision of this Agreement by either of the parties shall not operate or be construed as a waivcr of any subsequent breach by the other party.

14. Entire Agreement. This instrument contains the entire Agreement of the parties. which may not bc changed orally, but only by an agreement in writting signed by the party against whom enforcement of any waiver, change. amendment, modification, alteration or discharge is sought.


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15.  Binding Effect.  This Ageement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 2nd day ofJanuary, 2001.

EQUITY TECHNOLOGIES & RESOURCES, INC.



By: /s/ Frank G. Dickey, Jr.
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FRANK G. DICKEY, JR. PRESIDENT



















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